RMIC CORPORATION/REPUBLIC MORTGAGE INSURANCE COMPANY
AMENDED AND RESTATED
EXECUTIVES EXCESS BENEFITS PENSION PLAN

ARTICLE ONE

PURPOSE AND EFFECTIVE DATE

1.1 The purpose of this Executives Excess Benefits Pension Plan is to provide key executives with retirement benefits equivalent to those which they would receive if they were participants in the Old Republic International Employees Retirement Plan, as amended, unaffected by limitations imposed by the Internal Revenue Code on qualified retirement plans.

1.2 This Amended and Restated Plan is effective as of January 1, 2005.

ARTICLE TWO

DEFINITIONS

2.1 “Plan” shall mean this RMIC Corporation/Republic Mortgage Insurance Company Amended and Restated Executives Excess Benefits Pension Plan.

2.2 “Company” shall mean jointly RMIC Corporation and Republic Mortgage Insurance Company, corporations organized under the laws of the State of North Carolina.

2.3 “RMIC Profit Sharing Plan” shall mean the Republic Mortgage Insurance Company Profit Sharing Plan as amended from time to time.

2.4 “ORIC Pension Plan” shall mean the Old Republic International Employees Retirement Plan as amended and restated from time to time.

2.5 “Employer” shall mean the Company and each other subsidiary or affiliate of the Company which is a “Participating Employer” under the RMIC Profit Sharing Plan.

2.6 “Committee” shall mean the Executive Committees of the respective Boards of Directors of the Company acting jointly.

2.7 “Employee” shall mean any person who is employed by an Employer.

2.8 “Eligible Employee” shall mean any Employee selected by the Committee to participate in this Plan pursuant to Article Four hereof.

2.9 “Limiting Provision” shall mean a limitation imposed by sections 401(a)(17) or 415 of the Internal Revenue Code of 1986 or any other provision of the Internal Revenue Code that limits the amount of benefits payable to an individual participant in the ORIC Pension Plan.

2.10 “Change of Control” shall have the same meaning hereunder as it has under the RMIC Corporation/Republic Mortgage Insurance Company 2005 Key Employees Performance Recognition Plan, as amended from time to time.

ARTICLE THREE

ADMINISTRATION

3.1 The Plan shall be administered by the Committee which shall be appointed by the Boards of Directors of the Company from their own members.  The membership of the Committee may be reduced, changed, or increased from time to time in the absolute discretion of the Boards of Directors of the Company.

3.2 The Committee shall have the authority to interpret the Plan, to establish and revise rules and regulations relating to the Plan, to designate Eligible Employees and to make the determinations which it believes necessary or advisable for the administration of the Plan.

ARTICLE FOUR

ELIGIBILITY

4.1 The Committee shall select the Employee or Employees who shall participate in this Plan.  The selection of Employees shall originate within the Committee and, except as herein otherwise provided, all such selections shall be at the sole discretion of the Committee.  The Committee shall select only those Employees who are currently Participants in the RMIC Profit Sharing Plan (as defined therein), for whom the benefits which would be payable thereunder are limited by one or more Limiting Provisions, and who meet the following additional criteria at the time of selection by the Committee:

(a)
The Employee must have attained age fifty and have been a full time Employee of the Company, and/or a Participating Employer and/or a subsidiary of the Company for at least fifteen years of continuous service; and

(b)	In the case of an Employee of a Participating Employer other than the Company, the Participating Employer or subsidiary must have been a wholly owned subsidiary of the Company for at least ten years.

Following action by the Committee, in the case of an Employee of a Participating Employer, the Employee’s selection must then be ratified by a majority of the entire board of directors of the Participating Employer or, if more than one Participating Employer, the one constituting the Employee’s principal employer.  No such ratification shall be required in the case of any selected Employee who is principally or entirely an Employee of the Company.

4.2 Once an Employee is designated as an Eligible Employee to participate in this Plan, he shall remain an Eligible Employee, absent any separation from service which occurs prior to attaining age fifty-five.  An Eligible Employee shall cease to be eligible and shall forfeit all rights to a benefit payable hereunder as a result of any termination of services as a full time Employee prior to attaining age fifty-five, other than by reason of disability or death.

4.3 As a condition to continued eligibility and the receipt of a benefit hereunder, an Eligible Employee shall not for a period of three years after his termination of employment with an Employer, either as an individual on his own account, as a partner, joint venturer, employee, agent, salesman for any person, as an officer, director or stockholder (other than a beneficial holder of not more than one percent of the outstanding voting stock of a company having at least five hundred holders of voting stock) of a corporation, or otherwise, directly or indirectly:

(a)
enter into or engage in any business competitive with that carried on by the Company or his Participating Employer or subsidiary of the Company within any area of the United States in which the Company or the Participating Employer or the subsidiary is then doing business; or

(b)
solicit or attempt to solicit any of the Participating Employer’s, subsidiary, or the Company’s customers with whom the Employee has had contact as an Employee in the exercise of his duties and responsibilities with the intent or purpose to perform for such customer the same or similar services or to sell to such customer the same or similar products or policies which the Employee performed for or sold to such customer during the term of his employment.

If the Committee determines that an Eligible Employee has violated either of the foregoing covenants, the Committee may, by written notice to such Employee, cause his benefit to be immediately suspended for the duration of such continuing violation or if payment of a benefit has not yet commenced, notify the Employee that such continued conduct will cause a forfeiture of such benefit.  If after the sending of such notice the Committee finds that the Employee has violated either or both of the foregoing covenants for a period of thirty days following such notice, the Committee may permanently cancel the Employee’s benefit hereunder, and thereupon all rights of such Employee under this Plan shall terminate.  The foregoing forfeiture provisions shall be inoperative in the event a Change of Control occurs.

ARTICLE FIVE

BENEFITS

5.1 The benefit payable hereunder to an Eligible Employee shall be the difference between (a) the benefit that would have been payable in the form of a lump sum to the Eligible Employee under the ORIC Pension Plan if the Employee had been a participant in the ORIC Pension Plan during his employment with the Company, absent the limitations imposed by Limiting Provisions; and (b) the actual benefit payable to the Eligible Employee under the RMIC Profit Sharing Plan in the form of a lump sum.  For the purposes hereof, the benefit calculations referred to in items (a) and (b) above shall be made as of the date of the Eligible Employee’s separation from service in accordance with the terms and conditions of the ORIC Pension Plan and the RMIC Profit Sharing Plan, respectively, in effect as of the date the Eligible Employee separates from service. The determination of the lump sum value of the ORIC Pension Plan  benefit shall be calculated 1) by using the actuarial assumptions used under the ORIC Pension Plan for calculating lump sum payments, 2) by using such assumptions as in effect on the Eligible Employee’s separation from service and 3) by valuing the pension benefit that would commence at the earliest possible date following the Eligible Employee’s separation from service as determined solely by the terms of the ORIC Pension Plan (ignoring any time of commencement delays or requirements that otherwise govern the actual distribution of benefits under this Plan).  Once made, the calculation of benefits payable hereunder shall not be changed or affected in any manner by any subsequent amendment or termination of either the formula in the ORIC Pension Plan or the RMIC Profit Sharing Plan, even if retroactive in effect, or any change in the value of the balance in the RMIC Profit Sharing Plan.

5.2 Except as provided in paragraphs (a) and (b) below, benefits hereunder shall be paid in the form of a lump sum on the first day of the month following the date the Eligible Employee separates from service.

(a)
If a payment under this Plan to an Eligible Employee is on account of the Eligible Employee’s separation from service with the Company and the Eligible Employee is a “specified employee” within the meaning of Section 409A of the Internal Revenue Code of 1986, then the payment shall be delayed until the expiration of six (6) months following the separation from service (or, if earlier, the date of the Eligible Employee’s death).  Upon payment, the benefit shall be increased by an interest factor for the delay based upon the interest rate specified under section 417(e) of the Internal Revenue Code, or its successor;

(b)
Notwithstanding anything herein to the contrary, if the Internal Revenue Service or a court of competent jurisdiction determines that any Plan benefits are includable in the gross income of an Eligible Employee under Section 409A of the Internal Revenue Code prior to actual receipt of the benefits, the Company shall immediately distribute the benefits found to be so includable to the Eligible Employee.

5.3 If an Eligible Employee dies before beginning to receive a benefit hereunder, his surviving spouse, or, if none, his designated beneficiary, shall be entitled to receive a lump sum equal to 50% of the amount of the benefit the Eligible Employee would have received pursuant to Section 5.1 hereof had he separated from service and received his benefit the day before his death.  The lump sum shall be paid as soon as possible following the Eligible Employee’s death, but in no event later than 2 1/2 months following the date of death.

5.4 Separation from Service.  Payments and benefits hereunder upon Employee’s termination or severance of employment with the Company that constitute deferred compensation under Code Section 409A shall not be paid prior to Employee’s “separation from service” within the meaning of Code Section 409A.

ARTICLE SIX

IRREVOCABLE TRUST

The Company shall establish an irrevocable grantor trust substantially in the form attached hereto and marked as Appendix A in order to provide itself with a source of funds to assist it in meeting its liabilities hereunder.  Notwithstanding such trust, this Plan shall remain an unfunded plan maintained for the purpose of providing deferred compensation for a select group of management or highly compensated Employees.  Upon establishing such trust, the Company shall deposit in it funds in an amount equal to the Company’s estimated current accrued deferred compensation liabilities under the Plan.  Such funds shall be in the form of cash or securities. Any securities shall be valued for such purpose at their current market value and shall not include any securities issued by the Company or any Participating Employer. Each year thereafter, the Company shall separately calculate or cause to be calculated, using assumptions deemed reasonable by the Committee, the current accrued deferred compensation liabilities with respect to each Eligible Employee participating in the Plan.  The difference between such liabilities and the value of the assets on deposit in the Trust with respect to each Eligible Employee, taking into account any benefit payments anticipated during the year, as well as an assumed rate of return or interest on the investment of such sums, shall be the indicated additional funding required.  The Company shall provide the Employer of each Eligible Employee with a copy of such calculation, and the Employer shall be responsible for the indicated additional funding. In the event the currently available funds exceed accrued liabilities, taking into account the anticipated payouts and investment earnings, such excess shall be carried forward as a credit with respect to the succeeding year’s calculation.  As benefits become due, the Company shall instruct the trustee and the trustee shall make payments directly to each Eligible Employee or other intended recipient thereof.  Any balance remaining upon termination of this Plan shall be returned by the trustee to the Company.  Notwithstanding anything herein to the contrary, no assets shall be required to be transferred to the trust pursuant to this Article Six if the transfer would cause the assets to be treated as property transferred in connection with the performance of services pursuant to Section 409A(b)(3) of the Internal Revenue Code of 1966.

ARTICLE SEVEN

AMENDMENT AND TERMINATION

7.1 The Company shall have the power at any time and from time to time, to amend this Plan by resolution of its Boards of Directors provided, however, that no amendment shall be adopted the effect of which would be to deprive any Eligible Employee of the benefit that is accrued under this Plan.  The accrued benefit under this Plan is a benefit equal to the difference between (a) the accrued benefit under the ORIC Pension Plan if the Limiting Provisions were not taken into account and (b) the accrued benefit under the RMIC Profit Sharing Plan.

7.2 The Company reserves the right to terminate this Plan by resolution of its Boards of Directors. Upon termination of this Plan Eligible Employees shall be fully vested in their accrued benefits.

ARTICLE EIGHT

MISCELLANEOUS

8.1 This Plan shall be an unfunded deferred compensation plan. The Company and each Participating Employer shall set up reserves on their books of account evidencing the liability under this Plan.

8.2 Nothing in the Plan shall be construed to:

(a)	give any Employee any right to participate in the ORIC Pension Plan;

(b)	give any Employee any right to participate in this Plan except in accordance with the provisions of this Plan;

(c)	limit in any way the right of an Employer to terminate an Employee’s employment; or

(d)
be evidence of any agreement, understanding or commitment, express or implied, that an Employer will continue to employ an Eligible Employee or will employ an Eligible Employee in any particular position or at any particular rate of remuneration.

8.3 No benefits under this Plan shall be pledged, assigned, transferred, sold, or in any manner whatsoever anticipated, charged, or encumbered by an Eligible Employee, former Eligible Employee, or their beneficiaries, or in any manner be liable for the debts, contracts, obligations or engagements of any person having a possible interest in the Plan, voluntary or involuntary, or for any claims, legal or equitable, against any such person, including claims for alimony or the support of any spouse.

8.4 This Plan shall be construed in accordance with the laws of the State of North Carolina in every respect, including without limitation, validity, interpretation and performance. The ORIC Pension Plan shall, for purposes of this Plan, however, be construed in accordance with the laws of the State of Illinois in all respects.

8.5 Article headings herein are included for convenience of reference only, and this Plan is to be construed without any reference thereto.  Should there be any conflict between such headings and the text hereof, the text shall control.

8.6 Wherever appropriate, words used in this Plan in the singular include the plural, and the masculine include the feminine.

IN WITNESS HEREOF, the Company has caused this Plan to be signed by its duly qualified officers and caused its corporate seal to be hereunto affixed on this 31st day of December, 2008.

                RMIC CORPORATION

                By:    /s/ Christoher S. Nard
                                                        President

Attest:

   /s/ Elizabeth C. Dixon
         Secretary

                REPUBLIC MORTGAGE INSURANCE COMPANY

                By:    /s/ Christoher S. Nard
                    President

Attest:

  /s/ Elizabeth C. Dixon
        Secretary